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                                                                   EXHIBIT 10(a)

(SUTHERLAND, ASBILL & BRENNAN LLP LETTERHEAD)

STEPHEN E. ROTH
      DIRECT LINE: (202) 383-0158
      Internet: sroth@sablaw.com

April 28, 2000


VIA EDGARLINK
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Board of Directors
Citicorp Life Insurance Company
800 Silver Lake Boulevard
Dover, DE  19904

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of Post-Effective Amendment No. 11 to the registration statement on Form N-4 for Citicorp Life Variable Annuity Separate Account (File No. 33-81626). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND, ASBILL & BRENNAN LLP

By:/s/ Stephen E. Roth
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      Stephen E. Roth